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                                                              File No. 070-9187

                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549

                               AMENDMENT NO. 1

                                     TO

                         APPLICATION OR DECLARATION

                                 ON FORM U-1

                                    UNDER

               THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           ALLEGHENY ENERGY, INC.
                            10435 Downsville Pike
                            Hagerstown, MD  21740


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(Name of company or companies filing this statement and addresses of principal executive offices)

                           Allegheny Energy, Inc.



(Name of top registered holding company parent of each applicant or declarant)

                          Thomas K. Henderson, Esq.
                          Vice President
                          Allegheny Energy, Inc.
                          10435 Downsville Pike
                          Hagerstown, MD 21740


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(Name and address of agent for service)


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    1.  Applicants hereby amend Item No. 6, Exhibits and Financial Statements, of their Application or Declaration by filing the following:

          (a) Exhibits:

              B. Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (filed as
                 Appendix A to Exhibit I).

              I. Forms of Notice of Annual Meeting, Proxy Statement and Proxy.


                                  SIGNATURE
                                  ---------

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereto duly authorized.



Dated March 26, 1998                         Allegheny Energy, Inc.

                                          By: /s/ Carol G. Russ
                                             ------------------
                                             Carol G. Russ
                                             Counsel